Post-effective Amendment No. 1 to Registration No. 333-44157

   As filed with the Securities and Exchange Commission on January 19, 1999

                             Registration No. 333-
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              ___________________

                            REGISTRATION STATEMENT
                                  ON FORM S-8
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ___________________

                         RANDALL'S FOOD MARKETS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                Texas                               74-213-4840
   (State or Other Jurisdiction of        (I.R.S. Employer Identification
    Incorporation or Organization)                    Number)

                               3663 Briarpark
                            Houston, Texas  77042
 (Address, including Zip Code, of Registrant's Principal Executive Offices)


                      Amended and Restated 1997 Stock
                        Purchase and Option Plan for
                Randall's Food Markets, Inc. and Subsidiaries
                          (Full Title of the Plan)
                             ___________________

                             R. Randall Onstead
                    Chairman and Chief Executive Officer
                               3663 Briarpark
                            Houston, Texas  77042
                               (713) 268-3500
  (Name, Address, including Zip Code, and Telephone Number, including Area
                  Code, of Registrant's Agent for Service)

                               With Copies to:
                          Arthur D. Robinson, Esq.
                         Simpson Thacher & Bartlett
                            425 Lexington Avenue
                        New York, New York 10017-3954
                               (212) 455-2000
                             ___________________
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       Approximate date of commencement of proposed sale to the public:
  From time to time after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE

                                                                      Proposed
                                                                      Maximum       Proposed Maximum      Amount of
                                                    Amount to be   Offering Price  Aggregate Offering    Registration
      Title of Securities to be Registered           Registered    Per Share (a)       Price (a)           Fee <FN#1>
 -----------------------------------------------   -------------   -------------   -----------------    --------------
Common Stock, $.25 par value per share             350,000 shares     $12.96          $4,536,000         $1,261.01

<FN#1> Pursuant to Rule 457(h) under the Securities Act of 1933, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the price at which common stock under the Plan will be sold, and the price at which options under the Plan may be exercised.


     Pursuant to Rule 429 of the Rules and Regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended, this Registration Statement contains a combined prospectus that also relates to Registration Statement No. 333-44157.























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

Item 1. Plan Information.

     Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

     Not required to be filed with this Registration Statement.
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                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents, previously filed by Randall's Food Markets, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") are hereby incorporated by reference in this Registration Statement:

          (a) The Company's Annual Report on Form 10-K for the year ended June 27, 1998; and

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended October 17, 1998.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

     The following description of the terms of the Common Stock is qualified in its entirety by reference to the provisions of the Management
Stockholder's Agreement, filed as part of this Registration Statement as
Exhibit 4.4, and the Outside Director's Stockholder Agreement, filed as part of this Registration Statement as Exhibit 4.5.

     The entire authorized capital stock of the Company consists of
(i) 75,000,000 shares of Common Stock, (ii) 8,250 shares of Class A Preferred Stock, and (iii) 5,000,000 shares of serial preferred stock with a par value of $10.00 per share (the "Serial Preferred Stock"). As of October 17, 1998, there were (i) 29,628,679 shares of Common Stock outstanding; (ii) no shares of Class A Preferred Stock or Serial Preferred Stock issued or outstanding;
(iii) 1,096,940 shares of Common Stock reserved for issuance upon exercise of authorized but unissued outstanding employee or director stock options to purchase shares of Common Stock granted under any stock option or stock purchase plan, program or arrangement of the Company; and (iv) 1,991,499 shares of Common Stock issuable upon exercise of outstanding stock options (with an average exercise price of $13.47).


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     VOTING RIGHTS. The holders of the Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the shares of Common Stock can, if they choose to do so, elect all of the directors. In such event, absent contractual provisions to the contrary, the holders of the remaining shares will not be able to elect any directors.

     DIVIDEND RIGHTS. All shares of Common Stock are entitled to share equally in such dividends on Common Stock as the Board of Directors may declare from sources legally available therefor.

     LIQUIDATION RIGHTS. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets available for distribution to common shareholders after payment of all prior obligations of the Company.

     OTHER MATTERS. The holders of the Common Stock have no preemptive rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby will be, fully paid and non-assessable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article 2.02-1.B of the Texas Business Corporation Act, as amended (the "TBCA"), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed that (a) in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interests, and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests; and (3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person was found liable (1) on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Finally,
Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a

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director if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

     With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-I. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

     The Articles of Incorporation and Bylaws of the Registrant provide for indemnification of officers and directors as and to the fullest extent permitted by the TBCA. In addition, the Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     See "Index to Exhibits."

Item 9. Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) to include any prospectus required by Section 10(a)(3) of the Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          (2) That, for the purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new


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     registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.






















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                                  SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 19th day of January, 1999.



                                RANDALL'S FOOD MARKETS, INC.
                                   (Registrant)

                                By/s/ R. RANDALL ONSTEAD, JR.
                                     R. Randall Onstead, Jr.
                                     Chairman and Chief Executive Officer



                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Randall Onstead, Jr., Michael M. Calbert and Curtis D. McClellan, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.













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          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


          Signature                     Title                   Date
          ---------                     -----                   ----

                               Chairman and Chief          January 19, 1999
 /s/ R. RANDALL ONSTEAD, JR.   Executive Officer
  R. Randall Onstead, Jr.      (Principal Executive
                               Officer)



                               Chief Financial             January 19, 1999
 /s/ MICHAEL M. CALBERT        Officer and Senior
     Michael M. Calbert        Vice President
                               (Principal Financial
                               Officer and Principal
                               Accounting Officer)



                               Director                    January  , 1999
  Henry R. Kravis



 /s/ GEORGE R. ROBERTS         Director                    January 19, 1999
  George R. Roberts



                               Director                    January  , 1999
  Paul E. Raether



 /s/ JAMES H. GREENE, JR.      Director                    January 19, 1999
  James H. Greene, Jr.




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          Signature                     Title                   Date
          ---------                     -----                   ----



                                Director                    January  , 1999
  Nils P. Brous



 /s/ ROBERT R. ONSTEAD          Director                    January 19, 1999
  Robert R. Onstead



 /s/ A. BENTON COCANOUGHER      Director                    January 19, 1999
  A. Benton Cocanougher


































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                               INDEX TO EXHIBITS


     Exhibit
     Number                       Description
     -------                      -----------
     4.1 Amended and Restated Articles of Incorporation of the Company (filed as Exhibit 3.1 to the Company's Registration Statement on Form S-4 (File No. 333-35457) and incorporated herein by reference).

     4.2 By-laws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form S-4 (File No. 333-35457) and incorporated herein by reference).

     4.3 Amended and Restated 1997 Stock Purchase and Option Plan for Randall's Food Markets, Inc. and Subsidiaries

     4.4       Form of Management Stockholder's Agreement (filed as Exhibit
               4.4 to the Registration Statement on Form S-8 (File No. 333-44157) on January 13, 1998 and incorporated herein by reference).

     4.5       Form of Outside Director's Stockholder Agreement

     4.6       Form of Non-Qualified Stock Option Agreement (filed as Exhibit
               4.5 to the Registration Statement on Form S-8 (File No. 333-44157) on January 13, 1998 and incorporated herein by reference).

     4.7       Form of Director's Non-Qualified Stock Option Agreement

     4.8 Form of Sale Participation Agreement (filed as Exhibit 4.6 to the Registration Statement on Form S-8 (File No. 333-44157) on January 13, 1998 and incorporated herein by reference).

     4.9 Registration Rights Agreement, dated June 18, 1997, between Randall's Food Markets, Inc. and RFM Acquisition LLC (filed as
               Exhibit 10.4 to the Company's Registration Statement on Form S-4 (File No. 333-35457) and incorporated herein by reference).

     5         Opinion of Vinson & Elkins L.L.P.

     23.1      Consent of Deloitte & Touche LLP

     23.2      Consent of Arthur Andersen LLP

     23.3 Consent of Vinson & Elkins L.L.P. (included as part of its opinion filed as Exhibit 5 hereto)



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     24        Power of Attorney (included in Part II of this Registration
               Statement)














































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